Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

DOLLARS PER MINUTE INC.

and

VALUEVISION MEDIA, INC.

dated as of

November 18, 2014

i

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated November 18, 2014, is entered into between Dollars Per Minute Inc., a Delaware corporation (“Seller”) and ValueVision Media, Inc., a Minnesota corporation (“Buyer”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein;

WHEREAS, simultaneous herewith, Seller wishes to direct the consideration to be paid by Buyer for the Purchased Assets to the holders (the “Noteholders”) of convertible promissory notes issued and payable by Seller (the “Notes”), pursuant to the allocations set forth in the Schedule of Noteholders to this Agreement, in satisfaction of all outstanding indebtedness owed thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth on Section 1.01 of the disclosure schedules (“Disclosure Schedules”) attached hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall only include those assets of Seller set forth on Section 1.01 of the Disclosure Schedules, and no other assets of Seller (the “Excluded Assets”).

Section 1.03 No Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (the “Excluded Liabilities”); provided that Buyer shall assume on the Closing Date (as defined in Section 2.01) and agrees to pay, perform and discharge when due all obligations of Seller solely in connection with the Purchased Assets arising and to be performed only on or after the Closing Date, and excluding any obligations thereunder arising or to be performed prior to the Closing Date (the “Assumed Liabilities”).

Section 1.04 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be $1,064,437.28, consisting of (i) $970,000 plus (ii) $94,415 (which represents accrued but unpaid interest on the Notes as of the date of the Closing) plus (iii) $22.28 (which represents the impact of rounding up the Share Consideration (as defined below) to the nearest whole share). Buyer shall pay the Purchase Price to Seller in the form of (i) unregistered shares of Buyer’s common stock, par value $0.01 per share (the “Common Shares” or the “Share Consideration”) valued as provided in this Section 1.04 and (ii) $20,000 in cash (the “Cash Consideration”). By its execution of this Agreement, Seller hereby directs Buyer to issue to each Noteholder Share Consideration in the amounts listed on the Schedule of Noteholders represented by 178,842 Common Shares in the aggregate (which is rounded up to the nearest whole share for each Noteholder) to be registered in the legal names of the Noteholders as set forth on the attached Schedule of Noteholders, in full satisfaction of any and all amounts owed by Seller under the Notes. After issuance of the Share Consideration directly to the Noteholders and the payment of the Cash Consideration directly to the persons and in the amounts listed on the Schedule of Cash Consideration, no further consideration shall be payable by Buyer under this Agreement. The Share Consideration will be valued at a price equal to the closing price of the Common Shares as of the date that is three trading days prior to the Closing Date. Buyer shall issue and deliver the Common Shares constituting the Share Consideration at the Closing as provided in Section 2.02(b).

Section 1.05 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for United States federal income tax purposes as agreed by their respective accountants, negotiating in good faith on their behalf, which allocation will be consistent with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended. The parties hereto shall adopt and utilize the allocation described in this Section 1.05 for purposes of all tax returns and reports filed by either of them with any tax authority, and Seller and Buyer shall not voluntarily take any position inconsistent therewith in connection with the examination of any tax return of either Seller or Buyer, any refund claim, any litigation proceeding or otherwise, unless required by the Internal Revenue Service or any other tax authority.

Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II

CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Faegre Baker Daniels LLP, at 90 South Seventh Street, Suite 2200, Minneapolis, Minnesota 55402 or by the exchange of documents and instruments by mail, electronic mail, courier, telecopy, PDF and wire transfer to the extent mutually acceptable to the parties hereto. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit A hereto in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii) releases of any claims from each holder of Notes and any holder of equity in Seller in the forms satisfactory to Buyer;

(iii) accredited investor questionnaires from each holder of Notes to receive Share Consideration;

(iv) evidence reasonably satisfactory to Buyer that no portion of the Share Consideration shall be received by Mr. Bozek or Mr. Nuce in their capacity as equityholders of Seller;

(v) confirmation from BrenesCo LLC that any intellectual property it prepared in connection with services provided for Seller is property of Seller and Buyer can use such intellectual property (the “BrenesCo Consent”);

(vi) an assignment in the form of Exhibit B hereto (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to any intellectual property included in the Purchased Assets to Buyer;

(vii) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code, duly executed by Seller;

(viii) a good standing certificate from the state of Delaware and the state of New York; and

(ix) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and stockholders of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price, by issuing the Share Consideration on behalf of Seller to the Noteholders (in satisfaction of any and all amounts owed by Seller under the Notes, all as set forth on the Schedule of Noteholders);

(ii) Buyer shall have executed the Bill of Sale referred to in Section 2.02(a)(i); and

(iii) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors and audit committee of Buyer, duly adopted and in effect, which authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as set forth below in this Article III as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of Russell Nuce or Mark Bozek, after reasonable inquiry.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. Each holder of capital stock or securities convertible into capital stock of Seller is set forth on Section 3.01 of the Disclosure Schedule, other than any holder of Notes set forth on the Schedule of Noteholders. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation or by-laws of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

Section 3.04 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; (vi) all brand guidelines and branding prepared by BrenesCo LLC, and (vii) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b) Section 1.01 of the Disclosure Schedules lists all Intellectual Property owned by Seller included in the Purchased Assets (“Purchased IP”). Seller owns or has adequate, valid and enforceable rights to use all of the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. The Purchased IP does not include any registered Intellectual Property.

(c) Seller’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or, to the knowledge of Seller, threatened, by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP.

(d) To the knowledge of Seller, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP. Neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.05 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.06 Compliance With Laws Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.07 Legal Proceedings. There is no claim, action, suit, proceeding, or governmental investigation (“Action”), of any nature pending or, to Seller’s knowledge, threatened, against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.09 Taxes. Seller has timely paid or withheld all material taxes, including without limitation all federal, state, sales, use production, ad valoreum, transfer, franchise, registration, withholding, payroll, employment, unemployment, or other taxes, fees, assessments or charges of any kind whatsoever (all such taxes, “Taxes”) and filed all Tax returns required to be filed on or before the date hereof. All such Tax returns filed by, on behalf of, or with respect to Seller are complete and correct in all material respects as related to the Purchased Assets. All material Taxes for which Seller has or could have any liability related to the Purchased Assets have been timely paid in full or are accrued as liabilities for taxes on the books of Seller. All Tax deficiencies asserted as a result of any examination by a governmental entity with respect to a Tax assessment have been timely paid in full or finally settled. No written claim has ever been made against or with respect to Seller by any governmental entity in a jurisdiction where Seller does not file Tax returns that Seller is or may be subject to taxation in such jurisdiction.

Section 3.10 Full Disclosure. To the knowledge of Seller, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished by Seller to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as set forth below in this Article IV as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of any director or officer of Buyer, after reasonable inquiry.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation or by-laws of Buyer; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer; or (c) to the knowledge of Buyer, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Buyer is a party or its assets are bound. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Valid Issuance. Each Common Share to be issued pursuant to this Agreement, when issued, will be (a) duly authorized, validly issued and fully paid and non-assessable, (b) free of all Encumbrances other than restrictions on transfer under applicable securities laws, (c) offered, transferred, issued and delivered in compliance, in all material respects, with the terms of any applicable agreement or other understanding to which Buyer is a party and the articles of incorporation and the by-laws of Buyer, and (d) upon the filing of any filings required to be made after the Closing pursuant to any applicable federal and state securities laws and blue sky laws, issued in material compliance with applicable federal and state laws. When issued, each holder of Common Shares will have good and marketable title to such Common Shares.

ARTICLE V

COVENANTS

Section 5.01 Public Announcements. Unless otherwise required by applicable securities law (including the filing of a Form 8-K with the Securities and Exchange Commission and disclosure in Buyer’s proxy statement) or stock exchange requirements (including any NASDAQ notification), neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). The parties acknowledge that they intend on issuing a press release promptly following Closing in form and substance reasonably satisfactory to each of the parties.

Section 5.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.03 Further Assurances. Following the Closing, at the sole expense of Buyer, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder; provided that, for the avoidance of doubt, Buyer shall not be responsible for any Taxes of Seller or any Taxes payable under Section 5.02. In addition, at the sole expense of Buyer, Seller shall take all actions reasonably requested by Buyer to enable Buyer or any affiliate of Buyer to change its name to or adopt Seller’s present trade name. Seller shall also, at its sole expense, take all actions required to dissolve in the State of Delaware promptly following the Closing only upon the request of Buyer.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing; provided, however, that the representations and warranties of the parties contained herein and all claims for indemnification in connection therewith shall be asserted not less than twelve (12) months following the closing date for all representations and warranties other than the representations and warranties contained in Sections 3.01,3.02, 3.03, 3.04(c), 3.04(d), 3.08, 3.09, 4.01, 4.02 and 4.04 (the “Fundamental Representations”). The Fundamental Representations shall survive until 90 days following the expiration of the applicable statute of limitations.

Section 6.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VI, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (collectively, “Losses”), arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or Excluded Liability, including any claims brought by consultants of Seller who were or are terminated prior to or as of the Closing or claims by any person who claims to ever have been an employee of Seller.

Section 6.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all Losses, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(c) any Assumed Liability.

Section 6.04 Indemnification Procedures.

(a) Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel of its choice; provided, however, that the Indemnified Party shall have the right to approve such defense counsel, which approval shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. . The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its affiliates relating to indemnifiable claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement (to the extent such costs and expenses are indemnifiable Losses hereunder).

(b) If the Indemnifying Party does not assume the defense of any such Action and disputes whether any indemnification obligation exists, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice thereof to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, subject to the provisions of Section 6.04, the Indemnifying Party shall within 20 days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

Section 6.05 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.06 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.07 Liability Limits. Notwithstanding anything to the contrary set forth herein, no Indemnified Party shall make a claim for indemnification under Section 6.02(a) and 6.03(a) until the aggregate amount of any Loss exceeds an amount equal to $10,000 (the “Indemnification Basket”), in which event the Indemnifying Party shall be liable for such Losses in excess of $10,000; provided, however, that any Loss resulting from a breach of any Fundamental Representation shall not be subject to and shall not count toward the Indemnification Basket. The total aggregate amount of the liability for Losses with respect any claim for indemnification under Section 6.02(a) and 6.03(a) shall be limited to an amount equal to the Purchase Price (the “Indemnification Cap”); provided, however, that the total aggregate amount of liability of any Indemnifying Party arising out of fraud, willful breach of this Agreement, an intentional misrepresentation hereunder or a breach of any Fundamental Representation shall not be subject to any such limits.

Section 6.08 Insurance. The amount of Losses otherwise eligible for indemnification under this Article VI shall be reduced by the amount of any insurance proceeds actually recovered by an Indemnified Party in respect thereof; provided that such indemnification obligation shall be increased for increases in the cost of such insurance as a result of such Loss, including, without limitation, retrospective premium adjustments and experience based premium adjustments. The parties agree that nothing in this Agreement shall be intended to limit any obligations a party may have to mitigate damages pursuant to Minnesota law.

Section 6.09 Cumulative Remedies. The rights and remedies provided for in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. Despite the previous sentence, the parties acknowledge and agree that an Indemnified Party’s right to indemnification under Section 6.02(a) and 6.03(a) is the Indemnified Party’s exclusive remedy for any inaccuracy in or breach of any of the representations or warranties of an Indemnifying Party contained in this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Dollars Per Minutes Inc. 158 East Shore Road Huntington Bay, NY 11743 Attention: Mark Bozek and Russell Nuce

with a copy to:	Davis & Gilbert LLP 1740 Broadway New York, NY 10019 Attention: Evan D. Weiner eweiner@dglaw.com

If to Buyer:	ValueVision Media, Inc. 6740 Shady Oak Road Eden Prairie, MN 55344 Attention: Teresa J. Dery, Senior Vice President and General Counsel tdery@shophq.com

with a copy to:	Faegre Baker Daniels LLP 90 South Seventh Street, Suite 2200 Minneapolis, Minnesota 55402 Facsimile: 612-766-1600 E-mail: Nicole.Leimer@FaegreBD.com Attention: Nicole Leimer

Section 7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Minnesota.

Section 7.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Minnesota in each case located in the city of Minneapolis and county of Hennepin, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, PDF or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DOLLARS PER MINUTE INC.

By	/s/ George Russell Nuce
Name:	George Russell Nuce
Title:	Secretary

VALUEVISION MEDIA, INC.

By	/s/ William McGrath
Name:	William McGrath
Title:	Executive Vice President & CFO

Schedule of Noteholders

	Principal Amount	Accrued Interest	Total	Shares
James K. Murray, Jr.	$100,000	$12,712	$112,712	19,300
Lewis Katz	$100,000	$12,712	$112,712	19,300
Clayton McNeal	$15,000	$1,907	$16,907	2,896
David Burns	$15,000	$1,907	$16,907	2,896
Steelpoint Co – Investment Fund LLC	$50,000	$6,356	$56,356	9,650
George Nuce 2005 Insurance Trust	$25,000	$3,178	$28,178	4,825
The Renker Family Trust	$50,000	$6,153	$56,153	9,616
1-800-Flowers.com Inc.	$50,000	$6,153	$56,153	9,616
Gavin Solotar	$50,000	$5,468	$55,468	9,498
Thomas D. Beers	$495,000	$37,867	$532,867	91,245

Schedule of Cash Consideration

Person	Amount of Cash Consideration
Karen Giberson	$5,000
Kathy Levine	$5,000
Brian Scevola	$5,000
Janet Varney	$5,000

Schedule 1.01

Purchased Assets

All technology, intellectual property and general intangibles owned or controlled by, or in the possession of, Seller, including without limitation (i) unregistered copyrights, trademarks, patents, service marks, letters patent, licenses and any applications or registrations thereof, income or royalties therefrom and infringement claims related thereto; (ii) trade names, trade styles, trade secrets, know-how, processes, formulae, business and marketing plans, worldwide marketing rights, computer software data, customer and supplier lists, price lists, mailing lists, customer and supplier records and confidential and other proprietary information; (iii) all domain names, Twitter handles, Facebook coordinates and all similar social media rights; and (iv) all brand guidelines and branding prepared by BrenesCo LLC on behalf of Seller.

Schedule 3.01

	Shares of Common Stock	Percentage
Mark Bozek	3,500,000	50%
Russell Nuce	3,500,000	50%